Exhibit 10.36

Performance Restricted Stock Unit Award
Terms and Conditions
Under
COTY INC. EQUITY AND LONG-TERM INCENTIVE PLAN
(As Amended and Restated)
This instrument (the “Terms and Conditions”) evidences the grant effective on May 4, 2023 (the “Grant Date”) of an award of 2,083,333 Performance Restricted Stock Units (the “Performance Restricted Stock Units”) by Coty Inc., a Delaware corporation (the “Company”). Any term capitalized but not defined in these Terms and Conditions will have the meaning set forth in the Coty Inc. Equity and Long-Term Incentive Plan, as amended and restated (the “Plan”).
1.Performance Restricted Stock Unit Grant. The Participant is hereby granted the Performance Restricted Stock Units as of the Grant Date. The Performance Restricted Stock Units, and any Shares acquired upon settlement thereof, are subject to the following terms and conditions and to the provisions of the Plan, the terms of which are incorporated by reference herein. This Award is subject to cancellation unless the Participant executes and returns to the Company the Coty Inc. Confidentiality and Non-Competition Agreement by December 31 of the calendar year in which the Performance Restricted Stock Units were granted.
2.Vesting Period.
(a)In General. Except as otherwise provided in this Section 2, on each Vesting Date the Participant shall have the right to earn a number of Performance Restricted Stock Units, if any, based upon the achievement of specified levels of performance during the Performance Period, as set forth in Appendix A hereto, provided in addition that the Participant has remained in continuous Service through such date. The following table sets forth each Vesting Date and the number of Performance Restricted Stock Units eligible to be earned on such Vesting Date, expressed as a percentage of the total number of Performance Restricted Stock Units granted hereunder.

Vesting Date	Percentage of Restricted Stock Units Eligible to be Earned
September 1, 2026	100%
To the extent any portion of the Performance Restricted Stock Units eligible to be earned on a Vesting Date are not so earned (based upon Company performance), the unearned Performance Restricted Stock Units shall be immediately forfeited as of such Vesting Date.
(b)Termination of Employment due to Death or Disability. Unless otherwise determined by the Committee, if the Participant’s Service terminates due to death or Disability after the last day of the Performance Period, then any unvested Performance Restricted Stock Units earned with respect to the Performance Period determined in accordance with Appendix A, shall become vested on the Vesting Date.

(c)Forfeiture. (i) In the event the Participant’s Service terminates for any reason not provided in Section 2(b) above, then notwithstanding any provision in the Plan or these Terms and Conditions to the contrary any outstanding and unvested Performance Restricted Stock Units granted to the Participant shall be immediately forfeited.
(ii) In the event that Participant fails to perform its obligations under the Coty Inc. Confidentiality and Non-Competition Agreement, then notwithstanding any provision in the Plan or these Terms and Conditions to the contrary and subject to applicable law, any outstanding and unvested Performance Restricted Stock Units granted to the Participant shall be immediately forfeited.
3.Nontransferability.
(a)Except as provided in Section 3(b), no Performance Restricted Stock Units granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution and all rights with respect to the Performance Restricted Stock Units shall be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may, in its sole discretion, require the Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.
(b)Subject to applicable law, Performance Restricted Stock Units may be transferred to a Successor. Such transferred Performance Restricted Stock Units may not be further sold, transferred, pledged, assigned or otherwise alienated by the Successor, and shall be subject in all respects to the terms of these Terms and Conditions and the Plan. For a transfer to be effective, the Successor shall promptly furnish the Company with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the Successor of the terms and conditions of the Plan.
4.Settlement of Performance Restricted Stock Units. Within fifteen (15) days after any portion of the Performance Restricted Stock Units become vested according to the terms of Section 2, the Company shall deliver to the Participant for each Performance Restricted Stock Unit one Share (thereafter an Owned Share) and the amount of dividends and other cash distributions paid with respect to a Share during the period beginning on the Grant Date and ending on the applicable Vesting Date.
5.Securities Law Requirements.
(a)If at any time the Committee determines that issuing Shares would violate applicable securities laws, the Company will not be required to issue such Shares. The Committee may declare any provision of these Terms and Conditions or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to exercise, the Company may require the Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.
(b)No Person who acquires Shares under these Terms and Conditions may sell the Shares, unless they make the offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act.
6.No Limitation on Rights of the Company. The grant of the Performance Restricted Stock Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
7.Participant to Have No Rights as a Shareholder. Before the date as of which the Participant is recorded on the books of the Company as the holder of any Shares, the Participant will have no rights as a shareholder with respect to those Shares.
8.Notice. Any notice or other communication required or permitted under these Terms and Conditions must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to:
     Coty Inc.
     350 Fifth Avenue
     New York, New York 10018
     Attention: General Counsel
Notice to the Participant should be sent to the address on file with the Company. Either party may change the Person and/or address to which the other party must give notice under this Section 8 by giving such other party written notice of such change, in accordance with the procedures described above.
9.Successors. All obligations of the Company under these Terms and Conditions will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.
10.Governing Law. To the extent not preempted by federal law, these Terms and Conditions will be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.
11.Plan and Terms and Conditions Not a Contract of Employment or Service. Neither the Plan nor these Terms and Conditions are a contract of employment or Service, and no terms of the Participant’s employment or Service will be affected in any way by the Plan, these Terms and Conditions or related instruments, except to the extent specifically expressed therein. Neither the Plan nor these Terms and Conditions will be construed as conferring any legal rights on the Participant to continue to be employed or remain in Service with the Company, nor will it interfere with any Company Party’s right to discharge the Participant or to deal with him or her regardless of the existence of the Plan, these Terms and Conditions or the Award.
12.Plan Document Controls. The rights granted under these Terms and Conditions are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in these Terms and Conditions. If the terms of these Terms and Conditions conflict with the terms of the Plan document, the Plan document will control.
13.Amendment of the Agreement. These Terms and Conditions may be amended unilaterally by the Committee to the extent provided under the Plan, or by a written instrument signed by both parties. The Committee in its sole discretion shall update Appendix A attached hereto with the final Performance Conditions which shall be communicated to Participant.
14.Entire Agreement. These Terms and Conditions, together with the Plan, constitutes the entire obligation of the parties with respect to the subject matter of these Terms and Conditions and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter.
15.Administration. The Committee administers the Plan and these Terms and Conditions. The Participant’s rights under these Terms and Conditions are expressly subject to the terms and conditions of the Plan, including any guidelines the Committee adopts from time to time. The Participant hereby acknowledges receipt of a copy of the Plan.
16.Section 409A. The Performance Restricted Stock Units awarded pursuant to these Terms and Conditions are intended to comply with or, in the alternative, be exempt from Section 409A. Any reference to a termination of Service shall be construed as a “separation from service” for purposes of Section 409A.

COTY INC.

By:
Name: Priya Srinivasan
Title: Chief People and Purpose Officer

Appendix A